Exhibit 99.1

3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

News Release

Contacts:

Joelle Pozza, Stanley

(703) 310-3218

Joelle.Pozza@stanleyassociates.com

Brian Muys, Strategic Communications Group

(301) 408-4500 ext. 1086

bmuys@gotostrategic.com

FOR IMMEDIATE RELEASE

Stanley Announces Acquisition of Techrizon

ARLINGTON, Va. — April 2, 2007 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced that it has acquired Lawton, Oklahoma based Techrizon, LLC, a premier provider of software, training, simulation and information security solutions. Techrizon achieved CMMI® Level 5 accreditation, in partnership with the Software Engineering Center, Fires Software Engineering Division.

The acquisition combines the specialized expertise of Techrizon with Stanley’s proven systems integration capabilities. The two companies provide complementary information technology services and together will offer an expanded suite of solutions for their combined customer base.

“We are pleased to welcome Techrizon employees, management and customers to the Stanley family,” said Phil Nolan, Stanley’s chairman, president and CEO. “Techrizon has been a valued partner, and like Stanley, provides quality results to its customers day in and day out.”

Techrizon has annual revenues of approximately $29 million and 300 employees in Oklahoma, Georgia, New Jersey, Virginia, Washington, South Korea and Iraq, who support the U.S. Army’s Communications-Electronics Life Cycle Management Command, the Fires Center of Excellence and the Field Artillery School. The acquisition reinforces Stanley’s strategy to expand its presence in key markets positively impacted by the Base Realignment and Closure (BRAC) process.

About Stanley
Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has more than 2,400 employees at over 100 locations in the U.S. and

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worldwide. In 2007, Stanley was recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For.” Please visit www.stanleyassociates.com for more information.

Any statement in this press release about future expectations, plans and prospects for Stanley, Inc., including statements about the expected benefits of this acquisition, and other statements containing the words “will”, “estimates”, “anticipates”, “plans”, “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks of successfully integrating Techrizon’s operations into Stanley, risks of achieving synergies from the transaction, and those factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC) on May 12, 2006, as amended, and other filings with the SEC. In addition, the forward-looking statements included in this press release represent our views as of April 2, 2007. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

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